[1290 Avenue of the Americas
                                                      New York, New York  10104]

GROUP ANNUITY CONTRACT NO.:     [AC 0000]

CONTRACT HOLDER:                [JP  Morgan  Chase & Co.  as  Trustee  under the
                                Members  Retirement  Trust of AXA Equitable Life
                                Insurance   Company,    the   Volume   Submitter
                                Retirement   Trust  and  the  Pooled  Trust  for
                                Association  Members  Retirement  Plans  of  AXA
                                Equitable Life Insurance Company]

EFFECTIVE DATE:                 [May 1, 2008]

The terms of this Contract, including the Application, are agreed to by the Owner, as shown in the Application, and AXA Equitable Life Insurance Company ("AXA Equitable").

This Contract is issued pursuant to the Application submitted to and accepted by AXA Equitable (a copy of which is attached to and made part of this Contract) and in consideration of the initial payment of the Contributions made to AXA Equitable.

[FOR THE CONTRACT HOLDER

--------------------------    ----------------------    -----------------------]
Name                          Title                     Date

FOR AXA EQUITABLE

/s/ Christopher M. Condron               /s/ Karen Field Hazin, Vice President,
------------------------------------     ---------------------------------------
Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel

GROUP FLEXIBLE PREMIUM COMBINATION FIXED AND VARIABLE DEFERRED ANNUITY CONTRACT

THE PORTION OF ANNUITY ACCOUNT VALUE HELD IN THE SEPARATE ACCOUNTS MAY INCREASE OR DECREASE IN VALUE AS DESCRIBED IN PART II OF THIS CONTRACT.

INTEREST RATE GUARANTEE WITH RESPECT TO THE PORTION OF THE ANNUITY ACCOUNT VALUE HELD IN THE GUARANTEED RATE ACCOUNT

             FIXED AND VARIABLE ANNUITY BENEFITS - NON-PARTICIPATING



2008ADA

                                 TABLE OF CONTENTS

                                                                                                         Page

Part I            -        DEFINITIONS                                                                     3
Part II           -        INVESTMENT OPTIONS                                                              7
Part III          -        CONTRIBUTIONS AND ALLOCATIONS                                                  12
Part IV           -        TRANSFERS AMONG INVESTMENT OPTIONS                                             13
Part V            -        WITHDRAWALS, DEATH BENEFITS, AND TERMINATION                                   14
Part VI           -        WITHDRAWALS TO EFFECT PLAN LOANS                                               17
Part VII          -        ANNUITY BENEFITS                                                               18
Part VIII         -        ANNUITY ACCOUNT VALUES                                                         20
Part IX           -        CHARGES                                                                        21
Part X            -        GENERAL PROVISIONS                                                             23

APPENDIX A                                                                                                25



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                              PART I - DEFINITIONS

SECTION 1.01 ADOPTION AGREEMENT

"Adoption Agreement" means the agreement that an Owner executes to adopt the Plan as the retirement plan for its employees.

SECTION 1.02 ANNUITANT

"Annuitant" means a Participant or any other person who is to receive annuity payments beginning at the Participant's Annuity Commencement Date.

SECTION 1.03   ANNUITY ACCOUNT VALUE

"Annuity Account Value" means the sum of the amounts held for the benefit of a Participant in the Investment Options.

SECTION 1.04 ANNUITY BENEFIT

"Annuity Benefit" means a Fixed Annuity or Variable Annuity payable by AXA Equitable pursuant to Part VII of this Contract.

SECTION 1.05 ANNUITY COMMENCEMENT DATE

"Annuity Commencement Date" means the date on which annuity payments are to commence.

SECTION 1.06 APPLICATION

"Application" means the application for participation under this Contract signed by the Owner and accepted by AXA Equitable.

SECTION 1.07 BUSINESS DAY

"Business Day" means generally any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 pm Eastern Time or such other time as we communicate to the Participant.

SECTION 1.08 CODE

"Code" means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws, and includes applicable tax regulations.

SECTION 1.09 CONTRACT DATE

"Contract Date" means the earlier of: (a) the date on which the first Participant to be enrolled under the Contract is enrolled according to our enrollment procedures, or (b) the date on which the first Participant was so enrolled under a Prior Contract.

SECTION 1.10 CONTRIBUTION

"Contribution" means a payment made to AXA Equitable as described in Section
3.01.


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SECTION 1.11 EMPLOYER

"Employer" means an Employer that has adopted the Plan. The Employer may be the Owner of the Contract.

SECTION 1.12 EMPLOYER PLAN

"Employer Plan" means an individually designed plan that has adopted the Pooled Trust. The Owner signs a Pooled Trust Participation Agreement in order to be part of the Pooled Trust. The Employer Plan is named in the Participation Agreement. It is intended to meet the requirements for qualification under
Section 401(a) of the Code.

SECTION 1.13 ENROLLMENT FORM

"Enrollment Form" means the enrollment for participation under this Contract and signed by the Owner and Participant and accepted by AXA Equitable.

SECTION 1.14 FORFEITURE ACCOUNT

"Forfeiture Account" means an unallocated account maintained by AXA Equitable under this Contract in conjunction with the operation of Section 8.03. Amounts arising from the reductions in Annuity Account Value pursuant to Section 8.03 will be allocated thereupon to the Forfeiture Account, pending disposition of such amounts (and interest thereon) as determined by the Owner. Such account will be maintained in either (a) the Money Market Guarantee or (b) a Qualified Default Investment Alternative.

SECTION 1.15 FUNDING ACCOUNT

"Funding Account" means an account maintained under Section 2.01 to which contributions are allocated and which is adjusted to reflect, as applicable, interest, income, gains, losses, penalties, expenses, charges and fees. The Funding Account will include the Investment Options set forth in the Enrollment Form.

SECTION 1.16 GRA

"GRA" means a guaranteed rate account, which includes the Three-Year Weekly GRA and the Five-Year Weekly GRA offered by AXA Equitable pursuant to Sections 2.02 or provided under the Prior Contract. A GRA has a stated maturity that bears interest at a fixed rate for its entire term.

SECTION 1.17 INVESTMENT MANAGER

"Investment Manager" means anyone who (a) manages, acquires or disposes of any asset of the Trusts, (b) acknowledges in writing that it is a fiduciary with respect to the Trusts and (c) is (i) an investment adviser registered under the Investment Advisers Act of 1940, (ii) a bank (as defined in the Investment Advisers Act of 1940) or (iii) an insurance company qualified under the laws of more than one state to manage the assets of employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974).

SECTION 1.18 INVESTMENT OPTION

"Investment Option" means the funds set forth in the Enrollment Form, or added or removed upon advance notice to the Owner and Participant, including the GRA, the Money Market Guarantee Account, a Separate Account or a Variable Investment Option of a Separate Account.

SECTION 1.19 MEMBERS RETIREMENT TRUST

"Members Retirement Trust" means the Members Retirement Trust of AXA Equitable Life Insurance Company maintained under the Members Retirement Plan.



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SECTION 1.20 MONEY MARKET GUARANTEE

"Money Market Guarantee" means the Funding Account maintained under Section
2.03. Any amount allocated to the Money Market Guarantee becomes part of the general assets of AXA Equitable, except as provided in Section 2.03.

SECTION 1.21 OPEN PERIOD

"Open Period" means the period during which AXA Equitable will accept contributions and transfers to a GRA bearing a specified rate of interest.

SECTION 1.22 OWNER

"Owner" is the person named as Owner of the Contract on the Members Retirement Group Annuity Application. The Owner may be the trustee of a trust holding assets of the plan or the Employer. Subject to AXA Equitable's approval, the Owner may designate another person to exercise rights under the Contract.

SECTION 1.23 PARTICIPANT

"Participant" means (a) a participant in the Members Retirement Plan, or (b) a participant in the Volume Submitter Plan, or (c) a participant in an individually designed plan for which the Pooled Trust has been adopted and for which AXA Equitable maintains individual participant records, or (d) a participant under an individually designed plan for which the Pooled Trust has been adopted and for which AXA Equitable does not maintain individual participant records, and (e) who has been enrolled under the Contract.

SECTION 1.24 PARTICIPATION DATE

"Participation Date" means the earliest of (a) the Business Day on which the Participant has been enrolled under this Contract, (b) the Business Day on which the Participant was enrolled under a Prior Contract, if applicable, and (c) the Business Day on which the first Contribution for the Participant is received at the Processing Office.

SECTION 1.25 PLAN

"Plan" means the Employer Plan, the Members Retirement Plan or the Volume Submitter Plan as adopted by the Owner. The Plan is intended to meet the requirements for qualification under Section 401(a) of the Code.

SECTION 1.26 POOLED TRUST

"Pooled Trust" means the Pooled Trust for Association Members Retirement Plans of AXA Equitable Life Insurance Company which is maintained by AXA Equitable and the Trustee for certain individually designed retirement plans and which is intended to meet the requirements for qualification under Section 401(a) of the Code and which is named in the Enrollment Form.

SECTION 1.27 PRIOR CONTRACT

"Prior Contract" means a contract issued by AXA Equitable and from which the Owner and AXA Equitable have agreed to transfer certain liabilities associated with the Plan to this Contract. The years of participation under a Prior Contract, if applicable, are included as participation under this Contract.

SECTION 1.28 PROCESSING OFFICE

"Processing Office" means AXA Equitable's administrative office as shown in the Enrollment Form. AXA Equitable may change the Processing Office address upon written notice to the Owner.



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SECTION 1.29 QUALIFIED DEFAULT INVESTMENT ALTERNATIVE

"Qualified Default Investment Alternative" means a Qualified Default Investment Alternative as defined in Regulations issued by the U.S. Department of Labor.

SECTION 1.30 REDEMPTION FEE

"Redemption Fee" means a charge that is assessed by the underlying portfolio of a Funding Account and paid to the underlying portfolio of the Funding Account when a Participant redeems, sells, or withdraws amounts from an applicable Funding Account in the event that such amounts are held less than a specified period of time.

SECTION 1.31 SEPARATE ACCOUNT

"Separate Account" means any Separate Account described in Part II or added to this Contract. A Separate Account may be divided into subaccounts.

SECTION 1.32 SOURCE

"Source" means any of the various sources or types of Contributions identified in the Enrollment Form.

SECTION 1.33 TRANSACTION DATE

"Transaction Date" means the Business Day AXA Equitable receives a Contribution or a transaction request at the Processing Office providing the information AXA Equitable needs is in a form acceptable to AXA Equitable.

SECTION 1.34 TRUSTEE

"Trustee" means the trustee of the Trusts, who is JP Morgan Chase and Co. or any successor Trustee.

SECTION 1.35 TRUSTS

"Trusts," means the Members Retirement Trust, the Volume Submitter Retirement Trust and the Pooled Trust.

SECTION 1.36 VARIABLE INVESTMENT OPTION

"Variable Investment Option" means a subdivision of a Separate Account. A Variable Investment Option may invest its assets in a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.37 VOLUME SUBMITTER PLAN

"Volume Submitter Plan" means the Volume Submitter Specimen Basic Plan Document Number 01 of AXA Equitable Life Insurance Company.

SECTION 1.38 VOLUME SUBMITTER RETIREMENT TRUST

"Volume Submitter Retirement Trust" means the Trust maintained under the Volume Submitter Plan.


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                          PART II - INVESTMENT OPTIONS

SECTION 2.01 FUNDING ACCOUNT PROVISIONS

The Enrollment Form sets forth the Funds that are available as Investment Options under the Contract as of the Contract Date. Additional Funds may be added as Investment Options as communicated to the Owner. Section 3.01 of this Contract describes the allocation of Contributions among Investment Options elected by the Participant as stated in the Enrollment Form.

To the extent that a Participant files no valid instructions, contributions on his behalf shall be allocated to the Money Market Guarantee or a Qualified Default Investment Alternative.

A Participant may transfer all or any part of the amounts held on his behalf among the Investment Options at any time, subject to any transfer restrictions applicable, as described in Section 4.02. As described in this Part II, certain Investment Options may be subject to special underwriting standards and procedures and to restrictions limiting the timing and frequency of transactions. All withdrawals from a GRA shall be made against the value of the contribution or transfer most recently allocated to the same type of GRA.

SECTION 2.02 GRA PROVISIONS

AXA Equitable shall offer Three-Year Weekly GRAs and/or Five-Year Weekly GRAs at an interest rate, before fees, charges and expenses, equal to the greater of (a)
(i) the interest rates on United States Treasury securities with comparable maturities minus (ii) a percentage reasonably determined by AXA Equitable to compensate it for its administrative expenses in administering such GRAs, or (b) an interest rate agreed upon by the parties; provided, however, that AXA Equitable shall not be obligated to offer GRAs pursuant to this Section if AXA Equitable gives the Owner 60 days notice of its intent not to do so; this shall not impact any account balances that are currently invested in GRAs until their respective maturity dates at which time the GRAs shall no longer be available for those account balances. Any GRAs which are offered by AXA Equitable pursuant to this Section shall be subject to all provisions of this Contract which are applicable to GRAs, including Sections 4.02 and 5.01.

The Open Periods for each GRA shall begin each Wednesday and end the following Tuesday. The maturity date of the GRA with respect to each Open Period shall begin on the last day of that Open Period (or, if that date is not a Business Day, on the next succeeding Business Day) and will last for 260 weeks for Five Year GRAs and 156 weeks for Three Year GRAs. No transfers shall be permitted from the GRA provided by AXA Equitable to other Investment Options prior to maturity. Withdrawals from the GRA provided by AXA Equitable shall be subject to the restrictions and Interest Rate Adjustment set forth in Section 5.01.

AXA Equitable shall credit interest daily under the GRAs. The amount of interest to be credited shall be based on the account balances as of the beginning of each day, before any contributions are credited or any withdrawals, fees or expenses are deducted for that day.

Upon the maturity of a GRA, subject to the provisions of this Part II, the account balance shall be allocated among the Funding Accounts in accordance with the Participant's instructions received by AXA Equitable at least four days prior to the maturity date (or, to the extent AXA Equitable receives no such instructions, to the Money Market Guarantee or a Qualified Default Investment Alternative).

SECTION 2.03  MONEY MARKET GUARANTEE

AXA Equitable shall guarantee principal and interest on amounts contributed or transferred to the Money Market Guarantee. AXA Equitable shall set the interest rates monthly at its discretion. The gross effective annual rates of interest paid on the Money Market Guarantee during each calendar year shall be approximately equal to the sum of (a) the average effective annual rates of interest accrued during the prior calendar year for money market mutual funds that are classified as "domestic prime," plus (b) an amount equal to AXA Equitable's reasonable estimate of the average expenses and fees for such funds minus (c) [0.15] percent and the applicable Program


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Expense Charge. AXA Equitable shall change its rate-setting formula for the
Money Market Guarantee as frequently as necessary to meet the foregoing standard. AXA Equitable shall establish and declare a guaranteed minimum gross rate of interest for the Money Market Guarantee for each calendar year. Withdrawals and transfers from the Money Market Guarantee shall not be subject to any restrictions or to the Interest Rate Adjustment. All amounts held under this contract as to which AXA Equitable receives no allocation election shall be allocated to the Money Market Guarantee or a Qualified Default Investment Alternative.

AXA Equitable maintains Separate Account No. [43] in connection with its obligations under the Money Market Guarantee. AXA Equitable shall hold assets in Separate Account No. [43] which are at least equal to the reserves and other contract liabilities in connection with the Money Market Guarantee, net of any fees applicable to the Money Market Guarantee under this contract. AXA Equitable shall make the determination of reserves and other contract liabilities required by the immediately preceding sentence in good faith and in accordance with applicable provisions of the New York Insurance Law and regulations thereunder. AXA Equitable shall operate Separate Account No. [43] in compliance with its "Summary of Operation -- Pooled Separate Account for Money Market Guarantees", as approved by the New York Insurance Department, including any amendments thereto which may in the future be approved by the New York Insurance Department. In accordance with such Summary of Operation, AXA Equitable will generally value fixed income securities which are held in Separate Account No. [43] at cost, less principal repayments, adjusted for amortization of any premium or accrual of any discount. AXA Equitable may transfer assets of Separate Account No. [43] in excess of the reserves and other contract liabilities it is required to maintain pursuant to the second sentence of this paragraph to its general account. Income, gains, and losses, whether or not realized, from assets allocated to Separate Account No. [43] shall be credited to or charged against such Separate Account without regard to the other income gains or losses of AXA Equitable. If the amounts held in Separate Account No. [43] are insufficient to satisfy AXA Equitable's undertaking pursuant to the second sentence of this paragraph, AXA Equitable shall transfer sufficient amounts to Separate Account No. [43] from its general account to satisfy such undertaking. The assets of Separate Account No. [43] are AXA Equitable's property; however, the portion of the assets of Separate Account No. [43] equal to the reserves and other contract liabilities with respect to such Separate Account shall not be chargeable with liabilities arising out of any other business AXA Equitable may conduct. No provisions of this Contract which pertain exclusively to the Separate Account Funding Accounts shall be applicable to Separate Account No. [43] other than as contained in this Section.

AXA Equitable shall use the independent rating in calculating the average credit quality; AXA Equitable shall use its good-faith assessment of the credit quality with respect to all other assets. The parties agree that AXA Equitable may, in its sole discretion, hold assets that have not been rated by an independent rating agency in Separate Account No. [43].

AXA Equitable shall credit interest daily under the Money Market Guarantee. The amount of interest to be credited shall be based on the account balances as of the beginning of each day, before any contributions are credited or any withdrawals, fees or expenses are deducted for that day.

SECTION 2.04  SEPARATE ACCOUNT

The Separate Account(s) set forth in the Enrollment Form are available under this Contract. A Separate Account may be subdivided into Variable Investment Options.

The assets of a Separate Account are AXA Equitable's property. Any income, gains or losses whether realized or unrealized from assets in a Separate Account will be credited to or charged against the account without regard to other income, gains, or losses of AXA Equitable. The portion of AXA Equitable's assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business AXA Equitable conducts. AXA Equitable may transfer assets of a Separate Account or a Variable Investment Option in excess of the reserves and other liabilities with respect to such Account or Fund to another Separate Account or Variable Investment Option or to AXA Equitable's general account.


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AXA Equitable may, at its discretion, invest Separate Account assets in any investment which applicable law permits. AXA Equitable may rely conclusively on the opinion of counsel (including counsel in its employ) as to what investments AXA Equitable may make as law permits.

If AXA Equitable changes a Separate Account or adds separate accounts as described in Section 2.06, then the terms herein related to the Separate Account will apply to the changed or added account(s).

SECTION 2.05  SEPARATE ACCOUNT UNITS AND UNIT VALUES

The amount in a Separate Account with respect to the Plan at any time is equal to the number of Units in that Account with respect to the Plan multiplied by the Unit Value which applies at that time. For the purposes of this Contract, "Unit" means a unit which is purchased in a Separate Account, and "Unit Value" means the dollar value of each Unit in a Separate Account on a given date. (If Variable Investment Options apply as described in Section 2.04, then the terms of this Section 2.05 apply separately to each Variable Investment Option, unless otherwise stated.)

Amounts allocated or transferred to a Separate Account are used to purchase Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Units in a Separate Account at any time is equal to the number of Units purchased minus the number of Units redeemed in that Account up to that time. The number of Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Account's Unit Value for that Transaction Date.

AXA Equitable determines the Unit Value for each Variable Investment Option at the end of each Business Day. The Unit Value is equal to (a) the gross unit value, plus or minus investment performance, minus (b) any Program Expenses. For these purposes, the "gross unit value" is determined by multiplying the gross unit value on the preceding Business Day, by the Net Investment Factor for that Business Day.

The Net Investment Factor is determined as follows:

(a) the value of the Variable Investment Option's assets at the close of business on the preceding Business Day,

(b) plus, the investment income and capital gains, realized and unrealized, that are credited to the assets of the Variable Investment Options during the Business Day for which the calculation is being made,

(c) minus the capital losses, realized and unrealized, that were charged to the assets of the Variable Investment Options during the Business Day for which the calculation is being made,

(d) divided by the value of the Variable Investment Options' assets at the close of the preceding Business Day.

The Unit Value for a Business Day is calculated by multiplying the Unit Value for the last Business Day of the preceding month by the Net Change Factor for that Business Day. The Net Change Factor for each Business Day is equal to (a) minus (b), where (a) and (b) is:

(a) the gross unit value for that Business Day, divided by the gross unit value for the last Business Day of the preceding month,

(b) the charge to the Fund for that month for the daily accrual of fees and other expenses, multiplied by the number of days since the end of the preceding month.

To the extent the Separate Account invests in Variable Investment Options, and the assets of the Variable Investment Options are invested in a class or series of shares of a specified trust or investment company, then the Unit Value of a Variable Investment Option for any Valuation Period is equal to the Unit Value for that Variable


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Investment Option on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for the current Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period. The Net Investment Factor for a Valuation Period is
(a) divided by (b), where

       (a) is the value of the Variable Investment Option's shares of the related portfolio of the specified trust or investment company at the end of the current Valuation Period (before taking into account any amounts allocated to or withdrawn from the Variable Investment Option for the Valuation Period and after deduction of investment advisory fees and direct operating expenses of the specified trust or investment company; for this purpose, AXA Equitable uses the share value reported to AXA Equitable by the specified trust or investment company plus the applicable dividend and capital gain rates on ex-dividend date), and

       (b) is the value of the Variable Investment Option's shares of the related portfolio of the specified trust or investment company at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period).

SECTION 2.06  CHANGES WITH RESPECT TO SEPARATE ACCOUNTS

In addition to the right reserved pursuant to subsection (b) of Section 2.07, AXA Equitable reserves the right, subject to compliance with applicable law, including notice to Participants and the Owner if required:

       (a) to add Variable Investment Options (or sub-funds of Variable Investment Options) to, or to remove Variable Investment Options (or sub-funds) from, a Separate Account, or to add or remove Separate Accounts;

       (b) to combine any two or more Variable Investment Options or sub-funds thereof, which, in AXA Equitable's judgment, have the same general investment objectives;

       (c) to transfer the assets AXA Equitable determines to be the share of the class of contracts to which this Contract belongs from any Separate Account or Variable Investment Option to another Separate Account or Variable Investment Option which, in AXA Equitable's judgment, has the same general investment objectives;

       (d) to operate the Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940;

       (e) to register or deregister the Separate Account or any Variable Investment Option under the Investment Company Act of 1940, provided that such action conforms with the requirements of applicable law;

       (f) to restrict or eliminate any voting rights as to any Separate
           Account;

       (g) to cause one or more Separate Accounts or Variable Investment Options to invest some or all of their assets in one or more other trusts or investment companies which, in AXA Equitable's judgment, have the same general investment objectives.

A portfolio might, in AXA Equitable's judgment, become unsuitable for investment by a Separate Account or a Variable Investment Option, in view of legal, regulatory, or federal income tax restrictions. In such event, shares of another series or shares of another unit investment trust may be substituted for shares already purchased with respect to the Separate Account or as the security to be purchased in the future, provided that such substitution meets applicable federal income tax guidelines and, to the extent required by law, has been approved by the Securities and Exchange Commission and such other regulatory authorities as may be necessary.


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If the exercise of these rights results in a material change in the underlying investments of a Separate Account or a Variable Investment Option, the Owner and each Participant will be notified of such exercise, as required by law.

SECTION 2.07 AVAILABILITY OF INVESTMENT OPTIONS

The Enrollment form sets forth the Investment Options available for election under this Contract as of the Contract Date. Section 3.01 of this Contract describes the allocation of Contributions among Investment Options elected by the Participant as stated in the Enrollment Form.


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                    PART III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.01 CONTRIBUTIONS, ALLOCATIONS

The Owner will remit as Contributions all amounts maintained with respect to the Plan, unless AXA Equitable agrees otherwise in writing or unless such remittance is to cease pursuant to the terms of this Contract.

Contributions remitted to the Contract must use an allocation method approved by AXA Equitable which shows the Source and the amount of each type of Contribution for each Participant.

Each Contribution, less any applicable tax charge in accordance with Section 9.08, is allocated pursuant to the allocation instructions submitted in a form acceptable to AXA Equitable. Contributions made to a Variable Investment Option will be used to purchase Units in that Variable Investment Option on the Transaction Date.

SECTION 3.02   DISCONTINUANCE OF CONTRIBUTIONS

Contributions under the Contract will continue with respect to the Plan unless one of the following circumstances occurs which would result in the discontinuance of such Contributions:

(a) the Internal Revenue Service has determined that the Plan fails to qualify under Section 401(a) of the Code and applicable Treasury Regulation and AXA Equitable receives notice of such fact. Payments will be made as described in subsection (a) of Section 5.03.

(b) the Owner notifies AXA Equitable that participation of the Plan under the Contract is to be terminated, in which case the Owner will discontinue Contributions to the Contract.

(c) this Contract fails to qualify as an annuity; AXA Equitable will have the right, upon receiving notice of such fact, to terminate this Contract.

(d) AXA Equitable decides to replace the terms of this Contract with terms available under a different contract issued by AXA Equitable or one of its affiliated or subsidiary life insurance companies for plans qualified under Section 401(a) of the Code and the Owner disapproves of such change after notice by AXA Equitable to the Owner of such change.

Any notice of discontinuance of Contributions described above will require [60 days] written notice by either the Owner or AXA Equitable, as applicable, of such intent to discontinue Contributions under the Contract.


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                  PART IV - TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01  TRANSFER REQUESTS

If the Participant is part of the Plan as defined in this Contract, the Participant may, upon request, in a form acceptable to AXA Equitable, transfer, pursuant to the terms of the Plan, all or part of the amount held in an Investment Option to one or more of the other Investment Options. The request will specify the Source(s), if applicable as described in Part VIII, to which the transfer applies. All transfers will be made on the Transaction Date and will be subject to the terms of Section 4.02 and to AXA Equitable's rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Unit Value on the Transaction Date.

SECTION 4.02  TRANSFER RULES

Except for the following restriction, transfers to and from any Investment Option are permitted at any time. Transfers will not be permitted from the GRAs to other Investment Options prior to maturity of the GRA.

AXA Equitable reserves the right to impose conditions or limitations on transfer rights, restrict transfers or refuse any transfer requested by an individual or firm engaged in market timing strategies. For purposes of this Section, market timing strategies are strategies that disrupt the trading patterns of the underlying investment company or trust. AXA Equitable reserves the right, in its sole discretion, to determine what constitutes a market timing strategy. AXA Equitable will implement any market timing policy of an underlying portfolio.


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

             PART V - WITHDRAWALS , DEATH BENEFITS, AND TERMINATION

SECTION 5.01  WITHDRAWALS

The Participant may make a request in a form acceptable to AXA Equitable for a withdrawal from the Money Market Guarantee or Variable Investment Options pursuant to the terms of the Plan. Withdrawals may be delayed from certain Variable Investment Options, however, if there is a delay in the redemption of the underlying mutual fund.

Withdrawals are not permitted from a GRA except as described in the following two paragraphs.

A Participant may withdraw the balance of his interest in the GRAs provided by AXA Equitable before maturity without incurring an interest rate adjustment as described below, provided that the withdrawal is made as a result of the following events:

     a) upon separation from service (including retirement) by a Participant other than a dentist,

     b) retirement after age 59-1/2 by a dentist under an annuity or installment of at least three years' duration,

     c) upon receipt by AXA Equitable of due proof of death of the Participant,

     d)   upon the Participant's "Disability", as defined below, or

     e)   attainment of age 70-1/2 by the Participant.

         For the purposes of (d) above, "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long, continued and indefinite duration, presumably for life, as determined by the Owner on the basis of either
         (A) a written determination by the Social Security Administration that disability payments under the Social Security Act have been approved; or (B) other evidence satisfactory to AXA Equitable of such condition.

A dentist, as identified on the Enrollment Form, may withdraw the balance of his GRAs provided by AXA Equitable upon retirement after 59-1/2 under a distribution option of less than three years' duration, subject to an "interest rate adjustment". The distribution will be reduced by such interest rate adjustment, which is calculated by multiplying (a), (b) and (c), where (a) is the excess, if any, of the interest rate for a GRA currently being offered on the date of withdrawal, over the rate being credited for the GRA from which the withdrawal is being made, (b) is the years and/or fraction of years until maturity of the GRA on the date of withdrawal, and (c) is the amount being withdrawn from the GRA. The calculation will be made without regard for the deductions being taken for the applicable Program Expense Charge pursuant to Section 9.01. If a GRA with that same maturity is not being offered at the time of the withdrawal, the interest rate adjustment will be based on the then current U.S. Treasury Notes or for a comparable option under the Program. Original contributions will not be reduced by the interest rate adjustment. No interest rate adjustment will be made if the current GRA rate is equal to or less than the rate for the GRA from which a qualified distribution is being made. If the interest accumulated in one GRA is insufficient to recover the amount calculated under the calculation above, the excess may be deducted as necessary for interest accumulated in other GRAs of the same duration. A withdrawal subject to an interest rate adjustment may not be made from a GRA provided by AXA Equitable less than 104 weeks after the end of the Open Period during which the contribution or transfer to that GRA occurred unless the interest accumulated equals or exceeds the amount of the interest rate adjustment at the time of withdrawal.

On the Transaction Date, AXA Equitable will pay the amount of the withdrawal requested or, if less, the Participant's amount in the Funding Account, subject to the terms of Section 9.01. The withdrawal to be made to provide the payment will be made from the Investment Options specified by the Participant, subject to the terms


2008ADA                                                                  Page 14
of Section 4.02. The payment arising from the withdrawal will be made to the payee specified on the applicable form, unless the Owner and AXA Equitable agree to another payee.

Withdrawals will be made in accordance with the Plan and the Code.

SECTION 5.02  DEATH BENEFIT

Subject to any restrictions set forth in the Plan, each Participant may designate one or more beneficiaries to receive any benefits remaining due to him upon his death.

If a Participant dies without designating a beneficiary, or if the last surviving beneficiary dies before the distribution of all benefits, AXA Equitable shall distribute the remaining benefits in accordance with the terms of the Plan or, in the case of an individually designed plan that makes no provision for this event, to the first surviving class of the following classes of persons: (a) the Participant's spouse, (b) the Participant's children, (c) the Participant's parents, (d) the Participant's siblings and (e) the estate of the person on whose death the remaining benefits became payable.

Upon receipt by AXA Equitable of due proof of death of the Participant, and any instructions and required forms to effect the payment, AXA Equitable will pay a death benefit to the beneficiary. The death benefit is equal to the value of the Funding Account.

If the Participant's death occurs prior to the Annuity Commencement Date, AXA Equitable will pay the death benefit elected by the beneficiary and reported by the Owner subject to the rules then in effect and the requirements of law. A beneficiary may elect from the following payment options:

(a)      to receive the death benefit in a single sum;

(b) to apply the death benefit to the purchase of an Annuity Benefit in a form then offered by AXA Equitable;

(c) to apply the death benefit to provide any other form of benefit then offered by AXA Equitable; or

(d) to apply the death benefit to an account or accounts under this Contract maintained for the benefit of such beneficiary or beneficiaries, if the terms of Part VIII apply.

If the Participant's death occurs while they are still receiving Annuity Benefits, the beneficiary must continue to receive benefits, subject to the applicable Federal income tax minimum distribution rules.

SECTION 5.03 TERMINATION OF COVERAGE UNDER THE CONTRACT

(A)      TERMINATION OF CONTRACT:

         AXA Equitable may terminate this contract on the last day of any month, provided written notice of such termination is given to the Contract Holder and the Owner at least 24 months before the date of termination. No amounts may be contributed or transferred to any Funding Account on or after the date on which the termination of this Contract is effective. Withdrawals will be made in accordance with Item (e) below.

(B)      TERMINATION OF PARTICIPATION UNDER THIS CONTRACT:

         If an Owner is to terminate its participation in the Contract, the Owner will provide AXA Equitable with [60 days] advance written notice of such termination. After such notice has been received, withdrawals will be made in accordance with Item (e) below.


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

(C)      EMPLOYER PLAN IS NO LONGER QUALIFIED:

         If the Employer Plan is no longer qualified under Section 401(a) of the Code, AXA Equitable reserves the right to (a) refuse further Contributions to this Contract on behalf of Participants, or (b) terminate the Employer Plan's participation under this Contract and to pay the amounts held in the Investment Options with respect to the Employer Plan as if the Employer had terminated the Employer Plan's participation under this Contract in accordance with subsection (b) above. Withdrawals will be made in accordance with Item (e) below.

(D)      PAYMENT UPON TERMINATION:

         Following the termination of this contract, AXA Equitable shall pay the amounts allocated on behalf of Participants in the Funding Accounts it provides (in cash in the case of amounts allocated to the Money Market Guarantee and in cash or marketable assets, or both, in the case of any other Funding Account) to any person designated in writing by the Owner (or, if the Owner makes no such designation, to the Owner), except that AXA Equitable shall not transfer any such amount that is invested in a GRA provided by AXA Equitable or under the Prior Contract, prior to the stated maturity, except as otherwise provided in this Contract;

(E)      LIABILITY FOR PAYMENTS:

         Any amount payable pursuant to the above subsections will be paid to the Owner or otherwise paid as may be agreed upon in writing between the Owner and AXA Equitable. Any payment by AXA Equitable pursuant to this Section 5.03 will fully discharge AXA Equitable from all liability with respect to the amount paid.


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

                   PART VI - WITHDRAWALS TO EFFECT PLAN LOANS

SECTION 6.01 WITHDRAWALS TO EFFECT PLAN LOANS TO PARTICIPANTS

If the Employer Plan permits loans, the Participant may request, subject to the terms of the Plan and the Code and applicable Treasury regulations, withdrawals from their balance in the Investment Options for a loan.

The Participant will specify from which Investment Option(s) and Sources, if applicable, the withdrawal is to be made. Loans may not be taken from amounts in a GRA.

SECTION 6.02  TERMS - RESTRICTIONS

Withdrawals from a Participant's Annuity Account Value to effect Plan loans may not be made if the Employer intends to terminate the Employer Plan, or has given notice that the Employer Plan has terminated or amounts are being paid pursuant to the terms of Section 5.03.

In addition, the following terms will apply:

(a) A withdrawal to make a Plan loan will be available only from the portion, if any, of the Annuity Account Value that is considered vested in accordance with the Plan, as reported to AXA Equitable by the Employer.

(b)      Participants will apply for Plan loans through the Employer.

(c) The Plan loan must by its terms be for an amount and duration within the terms specified in the Code and applicable Treasury regulations.


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

                            PART VII ANNUITY BENEFITS

SECTION 7.01  ANNUITY BENEFIT

Each Annuity Benefit under this Contract will be paid as a Life Annuity, unless another form offered by AXA Equitable or one of its affiliated or subsidiary companies is elected, subject to the terms of the Plan. The Life Annuity is a fixed annuity which provides monthly payments to the Participant beginning as of the Annuity Commencement Date and ending with the last payment due before the Participant's death.

SECTION 7.02 REPORT FOR ANNUITY BENEFIT

The Owner will report to AXA Equitable each Participant or other person with respect to whom an Annuity Benefit is to be provided under this Contract if the amount to be applied to provide such Annuity Benefit is at least [$5,000]. Any such report is to be made before the first payment under such Annuity Benefit. Any such report will be in the form prescribed by AXA Equitable and will include all pertinent facts and determinations requested by AXA Equitable. AXA Equitable will be fully protected in relying on the reports and other information furnished by the Owner or Participant and need not inquire as to the accuracy or completeness thereof.

SECTION 7.03  APPLICATION TO PROVIDE ANNUITY BENEFIT

An application must be made in order to provide each Annuity Benefit. The amount applied to each such Benefit will be equal to the amount withdrawn from the Investment Options, less any applicable tax charge in accordance with Section
9.08 on annuity considerations; provided that the Owner may report, in accordance with Section 7.02, that only a portion of the given amount is to be used for such Benefit.

If AXA Equitable has deducted charges for applicable tax from the Contributions being applied to provide an Annuity Benefit before they were allocated to the Investment Options pursuant to Section 3.01, AXA Equitable will not again deduct charges from such Contributions for the same taxes. If however, taxes are later imposed upon AXA Equitable when such an application is made, AXA Equitable reserves the right to make an additional deduction for such taxes.

Application will be made on the basis of either (a) the Table of Guaranteed Annuity Payments included in Appendix A of this Contract, or (b) AXA Equitable's then-current individual annuity rates applicable at the time of application to funds which derive from sources outside AXA Equitable, whichever rates would provide a larger benefit with respect to the payee.

SECTION 7.04  CONDITIONS

AXA Equitable will require proof of the age of any person on whose life an annuity form is based.

AXA Equitable has the right to ask for proof acceptable to it that the person on whose life a benefit payment is based is alive when each payment is due. If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by AXA Equitable will be charged against future payments. Underpayments will be added to future payments. AXA Equitable's liability is limited to the correct information and the actual amounts used to provide the benefits.

If AXA Equitable receives proof satisfactory to it that (a) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or is a minor, (b) another person or an institution is then maintaining or has custody of such payee, and (c) no guardian, committee, or other


2008ADA                                                                  Page 18
representative of the estate of such payee has been appointed, AXA Equitable may make the payments to such other person or institution. AXA Equitable will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than [$5,000] or would result in an initial monthly payment of less than [$300.00], AXA Equitable may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 7.05 CHANGES

AXA Equitable reserves the right, upon [60 days] advance notice to the Owner, to change at any time on and after the fifth anniversary of the Contract Date, at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments; however, no such change will apply to any Annuity Benefit commenced before the change.


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

                       PART VIII - ANNUITY ACCOUNT VALUES

SECTION 8.01  PARTICIPANTS' ACCOUNTS

AXA Equitable will maintain Participant-level accounts unless the Owner specifies otherwise on the Pooled Trust Participation Agreement. If so, then the Owner will specify the Participant with respect to whom each Contribution is being remitted, the Source to which each Contribution relates, and the allocation by Source of such Contribution among the Investment Options. If individual accounts are maintained under this Section, then the terms of Sections 2.01, 2.02, 2.03, 2.05 and this Part will apply separately with respect to each Participant's Annuity Account Value.

SECTION 8.02 PARTICIPANT ACCOUNT TRANSFERS

The transfer rules described in Section 4.02 will apply separately with respect to each Participant.

SECTION 8.03  PARTICIPANT ACCOUNT FORFEITURES

         (A)      FORFEITURES:

                  If the Owner reports to AXA Equitable that the Annuity Account Value is to be reduced as a result of a forfeiture pursuant to the Plan, AXA Equitable will reduce the Annuity Account Value by the amount of the reduction so reported as representing the unvested portion of the Participant's Annuity Account Value.

                  AXA Equitable will apply the amount of any such reduction to the Forfeiture Account, pending subsequent disposition. Such amount (and any interest thereon) will be disposed of in a manner to be reported in writing to AXA Equitable by the Owner.

         (B)      FORFEITURE ACCOUNT:

                  The Forfeiture Account is an unallocated account maintained by AXA Equitable under this Contract in order to hold amounts arising from reductions in Annuity Account Values pursuant to subsection (a) above. Such account will be maintained in either (a) the Money Market Guarantee or (b) a Qualified Default Investment Alternative.

         (C)      WITHDRAWALS FROM ACCOUNT:

                  If the Owner requests that the amount representing a forfeiture and the interest thereon be withdrawn from the Forfeiture Account, for any purpose other than reallocation of such amount to the Participants covered under the Plan and the Contract, such withdrawal may be subject to the terms of Sections 5.01 or 5.03, as if termination of participation under the Contract had occurred. AXA Equitable shall not be liable for any tax consequences that results either to the Plan, Participant or Owner as a result of a distribution of such amounts to the Owner.



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

                                PART IX - CHARGES

SECTION 9.01  PROGRAM EXPENSE CHARGE

There will be an annual Program Expense Charge; equal to the amount in subsections (a), plus the amount in subsection (b) of this Section 9.01, which shall be paid to AXA Equitable from the Funding Accounts.

       (a) A "Percentage Charge" consisting of the sum of the amounts derived by multiplying the following percentages times the aggregate balance of the Funding Accounts as of the immediately preceding January 31:

                (i) [0.51%] of the first $500 million of the aggregate balance;

                (ii) [0.41%] of the next $500 million of the balance;

                (iii) [0.318%] of the balance in excess of $1 billion.

       (b) An [$80] per Participant charge which will be adjusted annually in accordance with the Consumer Price Index as reported by the U.S. Department of Labor.

       The Program Expense Charge may be changed as of any May 1 as communicated to the Owner. In no event shall the Program Expense Charge exceed 1.00%.

       The program expense charge is calculated as of each January 31. One twelfth of the program expense charge will be charged to Participants' account balances computed on an equivalent daily basis during each of the 12 consecutive months beginning May 1 of the same calendar year.

       In the case of a Funding Account that is not valued every Business Day, a pro rata portion of the then applicable program expense charge will be charged to Participants' Accounts in such Funding Account on each Business Day for which a value is established.

       On the date each GRA is opened, AXA Equitable will determine a pro rata portion of the then applicable program expense charge for amounts held in such GRA, which shall constitute the program expense charge for that GRA until its maturity. The net interest rate declared by AXA Equitable on a GRA will reflect the compounded effect of the then applicable program expense charge.

SECTION 9.02 REDEMPTION FEE

AXA Equitable will collect Redemption Fees on behalf of the underlying portfolios of the Investment Options, in the amounts and in accordance with the rules established by each underlying portfolio. AXA Equitable will remit the Redemption Fee to the underlying portfolios as soon as practicable after collection and in compliance with any period an underlying portfolio has established.

For purposes of this Section 9.02, "Redemption Fee" means a charge that is assessed by the underlying portfolio of an Investment Option and paid to the underlying portfolio of the Investment Option when a Participant redeems, sells, or withdraws amounts from an applicable Investment Option in the event that such amounts are held less than a specified period of time.

The parties agree that AXA Equitable shall have no responsibility for determining this charge and that this fee may be changed at any time by the Investment Manager of the underlying portfolio.


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

SECTION 9.03  ENROLLMENT FEE

An enrollment fee of [$25] shall be paid to AXA Equitable upon the enrollment of each new Participant. Unless the Owner pays the fee directly to AXA Equitable, it shall be charged against the first contribution made on behalf of the participant. AXA Equitable may, in its sole discretion, waive the enrollment fee from time to time for marketing purposes.

SECTION 9.04 RECORD MAINTENANCE AND REPORT FEE

A record maintenance and report fee of [$3] shall be charged quarterly against each Participant's aggregate account balances in the Members Retirement Trust and Volume Submitter Trust and paid to AXA Equitable; such fee shall be [$1] for account balances in the Pooled Trust. The fee shall be deducted from each Participant's accounts, and within those accounts from the Participant's balance in each Funding Account, in accordance with the ordering rule established by AXA Equitable from time to time and communicated in writing to the Owner.

SECTION 9.05 ERRORS

If AXA Equitable discovers that it has made a mistake in computing or collecting the fees set forth in this Part IX, it shall repay any overpayments to the Trusts and allocate the overpayment among the then existing Plans, and it may charge any underpayments to the Trusts to the extent that it is able to allocate such amounts to the account balances of these Plans who were actually undercharged.

SECTION 9.06 MISCELLANEOUS FEES

Custodians' fees, Securities and Exchange Commission fees, financial accounting fees, independent legal, independent auditing, printing, and mailing expenses incurred in the preparation and dissemination of Securities and Exchange Commission filings and reports shall be paid from the assets of each Separate Account for which such expenses are incurred and shall be charged against the appropriate Separate Account Unit Value. To the extent that AXA Equitable pays any of these expenses with respect to its Separate Accounts, it shall be entitled to reimbursement from the appropriate Separate Accounts. Upon the termination of this Contract under Section 5.03, AXA Equitable shall be entitled to reimbursement for any such expenses for which it has not previously been reimbursed.

SECTION 9.07  CHANGES

AXA Equitable reserves the right, upon [60 days] advance written notice to the Owner, to increase the amount of any charge. The application of any increase in Program Expense Charges described in Section 9.01 will apply only to Contributions made after the date of the change. With respect to the Percentage Charge described in Section 9.01, Subsection (a), any such increase will be subject to any limit on the amount then required by the Securities and Exchange Commission.

SECTION 9.08 APPLICABLE TAX CHARGES

We reserve the right to deduct from a payout of an Annuity Benefit any taxes whether federal or state assessed against such payout. In addition, if a premium tax is imposed on a Participant's Annuity Account Value, we reserve the right to deduct such tax from Contributions in Section 3.01 or Withdrawals and Terminations in Sections 5.01 and 5.03.


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

                           PART X - GENERAL PROVISIONS

SECTION 10.01 CONTRACT

This Contract constitutes the entire contract between the parties and will govern with respect the rights and obligations of AXA Equitable.

This Contract may not be modified, nor may any of AXA Equitable's rights or requirements be waived, except in writing and by an authorized officer of AXA Equitable. In addition to the rights of change reserved by AXA Equitable as provided in this Contract, the Contract may be changed by AXA Equitable and the Owner by amendment or replacement without the consent of any other person provided that such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges, or benefits under the Contract with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment to the Contract without the consent of the Participant.

SECTION 10.02 STATUTORY COMPLIANCE

AXA Equitable reserves the right to amend this Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right will include, but not be limited to, the right to conform the Contract to reflect changes in state or federal law, in the Code, in Treasury regulations or published rulings of the Internal Revenue Service, in the Employee Retirement Income Security Act of 1974, as amended, and in Department of Labor regulations.

The benefits and values available under this Contract will not be less than the minimum benefits required by any applicable state law.

SECTION 10.03 DEFERMENT

Payments by AXA Equitable pursuant to the terms of Part V will be made within seven days after the Transaction Date. However, payments or applications of proceeds from a Separate Account can be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Account's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits AXA Equitable to defer payment in order to protect persons with interests in the Separate Account.

SECTION 10.04 ASSIGNMENTS, NONTRANSFERABILITY

Neither the Contract Holder nor AXA Equitable may assign its rights or obligations hereunder without the other party's prior written consent, except that an assignment by AXA Equitable to a corporation in which it has a direct or indirect ownership interest shall not require such consent provided that AXA Equitable remains liable for the failure of that corporation to perform its obligations under this Contract.

Subject to the requirements of applicable law, no amount payable to a Participant or beneficiary under the Contract may be assigned, commuted or encumbered by the payee and no such amount will in any way be subject to any claim against such payee. Such prohibition will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code if such qualified domestic relations order is applicable as determined by the Owner, or the person (such as the plan administrator) designated, if any, in the Plan to make such determination.


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

SECTION 10.05 CONTRACT HOLDER'S RESPONSIBILITY

The sole responsibility of the Contract Holder is to serve as party to the Contract. The Contract Holder will have no responsibility for the administration of the Plan or for Contributions or any payments or other distributions hereunder. If the Contract Holder is the trustee of a trust established pursuant to a trust agreement between AXA Equitable and the said trustee, AXA Equitable will deal with the Contract Holder in accordance with the terms and conditions of the trust agreement pursuant to which the Contract Holder agreed to act as such and in such manner as the Contract Holder and AXA Equitable agree, without the consent of any other person.

SECTION 10.06 EMPLOYER PLAN STATUS

A "qualified plan" is a plan or agreement that meets the requirements for qualification under Section 401(a) of the Code. The Employer is to provide evidence satisfactory to AXA Equitable that the Employer Plan is a qualified plan and, if at any time the Employer Plan is no longer a qualified plan, the Employer is to give AXA Equitable prompt written notice thereof.

If (a) within one year after the Contract Date, or such longer period as may be agreed upon in writing between the Employer and AXA Equitable, the Employer does not provide such evidence, or (b) the Employer gives notice that the Employer Plan is no longer a qualified plan, then upon at least thirty days advance written notice to the Employer, AXA Equitable may:

     (i) prohibit further Contributions under this Contract with respect to the Employer Plan, and

     (ii) withdraw from the Investment Options the amounts therein with respect to the Employer Plan and make the payment described in subsection (c) of Section 5.03.

SECTION 10.07 MANNER OF PAYMENT

AXA Equitable will pay all amounts payable under this Contract by check or, if so agreed upon by the Owner and AXA Equitable, by wire transfer or any other method acceptable to AXA Equitable and the Owner. All amounts payable by the Owner will be paid by check payable to AXA Equitable or by any other method acceptable to AXA Equitable.


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

                                   APPENDIX A

                     TABLE OF GUARANTEED ANNUITY PAYMENTS -

[Amount of Annuity Benefit payable monthly on the fixed dollar Life Annuity form provided by an application of $1,000.

                  Age                                    Amount
                  ---                                    ------

                  55                                     $3.50

                  60                                      3.80

                  65                                      4.20

                  70                                      4.73

The amount of income provided under an Annuity Benefit payable on the Life Annuity form is based on 2.50% interest and the 1983 Individual Annuity Mortality Table "a" projected with Scale G, adjusted to a unisex basis, reflecting a 20% - 80% split of males and females at pivotal age 55.

Amounts required for ages not shown in the Table or for other annuity forms will be calculated by AXA Equitable on the same actuarial basis, except that rates for ages over 85 will equal the rates for age 85.]


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